Exhibit 8

Avant Building | Suite 900 | 200 Delaware Avenue | Buffalo, NY 14202-2107

Tel: 716.856.0600 | Fax: 716.856.0432

November 15, 2011

Parkway Properties, Inc.

One Jackson Place, Suite 1000

188 East Capitol Street

Jackson, Mississippi 39201

Re:	Parkway Properties, Inc.
Certain Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Parkway Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of an indeterminate number or amount, as the case may be, of: (a) shares of common stock, $0.001 par value per share, of the Company (“Common Stock”); (b) shares of preferred stock, $0.001 par value per share, of the Company (“Preferred Stock”); and (c) warrants to purchase Common Stock or Preferred Stock of the Company (the “Warrants” that together with the Common Stock and Preferred Stock are collectively, the “Offered Securities”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act at an aggregate public offering price not to exceed $500,000,000 and which are covered by the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”). You have requested our opinion on certain federal income tax matters in connection with the Registration Statement. For purposes of this opinion letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended, and the Certificates of Incorporation or other organizational documents of each Subsidiary, as amended; (iii) the Company’s Bylaws, as amended, and the Bylaws of each Subsidiary, as amended; (iv) the partnership agreements for partnerships in which the Company or a Subsidiary is a partner; (v) the operating agreements for limited liability companies in which the Company or a Subsidiary is a member; and (vi) the Company’s Federal Income Tax Returns for the years ended December 31, 2010, 2009 and 2008.

We have reviewed with management of the Company, the investments and operations of the Company, and its Subsidiaries. We have also reviewed certain documents of the Company and its Subsidiaries relating to the ownership and operation of selected real estate properties and other investments, including management agreements and partnership agreements relating to such properties and forms of leases relating to the Company’s or its Subsidiaries’ interest in such properties, and we rely upon representations made to us by management of the

Parkway Properties, Inc.

November 15, 2011

Company that such documents are representative of those existing and in effect with respect to other properties of the Company and its Subsidiaries. Our discussions with management focused on, among other things, the number and holdings of stockholders of the Company; the actual and proposed distribution policy of the Company; various recordkeeping requirements; the composition of the assets of the Company; the magnitude of personal property included in its or its Subsidiaries’ real property leases; the income generated from subleases of its real property; and other matters which we deem relevant and upon which we rely for purposes of rendering this opinion.

Furthermore, in rendering this opinion we have relied upon a certificate of an officer of the Company. Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the certificate and the underlying assumptions upon which they are based, after reasonable inquiry and investigation, nothing has come to our attention that would cause us to question them.

Based upon the foregoing, we are of the opinion that, for its taxable years ended December 31, 2008 through December 31, 2010, the Company has continuously been organized and operated in conformity with the requirements for qualification as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code. The federal income tax treatment described in the Registration Statement under the caption “Material United States Federal Income Tax Considerations” is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code and the regulations thereunder, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code and the regulations thereunder.

We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP